C


                                                                Exhibit 10.32.17

                          TAX INDEMNIFICATION AGREEMENT (P1)


     TAX INDEMNIFICATION AGREEMENT (P1), dated as of December 30, 1996 (as amended, supplemented or otherwise modified from time to time and in accordance with the provision hereof, this "Agreement") between OGLETHORPE POWER CORPORATION, as Facility Sublessee, and PHILIP MORRIS CAPITAL CORPORATION, as Owner Participant.

     WHEREAS, the Owner Participant and the Georgia Trust Company and Non-Georgia Trust Company have entered into the Trust Agreement, dated as of December 30, 1996 for the purpose of creating the Trust Estate and entering into the transactions contemplated by the Participation Agreement;

     WHEREAS, the Owner Participant desires to cause the Co-Trustee to purchase the Undivided Interest from the Facility Sublessee and to cause the Co-Trustee to lease the Undivided Interest to the Facility Lessee by entering into the Facility Lease;

     WHEREAS, the Facility Lessee desires to further sublease the Undivided Interest to the Facility Sublessee by entering into the Facility Sublease and the other transactions contemplated by the Operative Documents;

     NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          Section 1. DEFINITIONS. For purposes of this Agreement, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in Appendix A to the Participation Agreement. Any term defined by reference to an agreement, instrument or other document shall have the meaning so assigned to it whether or not such document is in effect. Unless otherwise indicated, references in this Agreement to articles, Sections, paragraphs, clauses, appendices, schedules and exhibits are to the same contained in or attached to this Agreement.

          For purposes of this Agreement, the following terms shall apply:

               (a) The term "Facility Sublessee Person" shall mean the Facility Sublessee, the Facility Lessee, and any sub-lessee of the Facility, or any Affiliate, transferee, agent, sublessee, employee, successor, licensee, concessionaire or assignee of any of the foregoing, or any user of the Facility or any person in possession of the Facility with or without color or right (including any trustee, receiver, liquidator, debtor in possession or Affiliate of any of the foregoing). The term "Facility Sublessee Person" shall not include the Co-Trustee, the Owner Trustee or the Owner Participant.

               (b) The term "Final Determination" shall mean (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeal has expired, or in any case where judicial review shall at the time be unavailable because the proposed adjustment involves a decrease in net operating loss carryforward or a business credit carryforward, a decision, judgment, decree or other order of an administrative official or agency of competent jurisdiction, which decision, judgment, decree or other order has become final I.E., where all administrative appeals have been exhausted by all parties thereto), (ii) a closing agreement entered into under Section 7121 of the Code, or any other settlement agreement entered into in connection with an administrative or judicial proceeding or (iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

               (c) The term "Permitted Act" shall mean (i) the exercise by the Facility Lessee of its rights under Section 3.4(c) of the Facility lease to verify any adjustment pursuant to Section 3.4, (ii) the assertion or enforcement by the Facility Lessee as agent and attorney-in-fact of whatever claims and rights the Facility Lessor may have in respect of the Undivided Interest pursuant to and in accordance with Section 4.1(b) of the Facility Lease, (iii) the operation and maintenance of the Facility by the Facility Sublessee pursuant to, and in accordance with, Section 7. 1 of the Facility Sublease, (iv) the return of the Undivided Interest by the Facility Lessee to the Facility Lessor in accordance with and pursuant to Section 5 of the Facility Lease, (v) keeping copies of records pursuant to Section 7.3 of the Facility Lease, (vi) the termination of the Facility Lease pursuant to and in accordance with Section
10.2 of the Facility Lease, (vii) the receipt and retention of the sums contemplated to be payable in Section 10.4 of the Facility Lease, (viii) the Facility Lessee's exercise of its right to purchase the Facility Lessor's Rocky Mountain Interest and terminate the Facility Lease pursuant to and in accordance with Section 13.1 of the Facility Lease, (ix) the Facility Lessee's exercise of its option to terminate the Facility Lease pursuant to and in accordance with
Section 14.1 of the Facility Lease, (x) the revocation by the Facility Lessee of its notice of termination pursuant to and in accordance with Section 14.4 of the Facility Lease, (xi) the exercise by the Facility Lessee of any of its options pursuant to and in accordance with Section 15.1 of the Facility Lease, (xii) the exercise by the Facility Lessee of its option pursuant to and in accordance with
Section 15.4(d) of the Facility Lease, (xiii) the exercise by the Facility Lessee of its option to terminate the Facility Lease pursuant to and in accordance with Section 18.1 of the Facility Lease, (xiv) the act of subleasing of the Undivided Interest by the Facility Lessee to Oglethorpe pursuant to and in accordance with the Facility Sublease, (xv) comparable acts to those described in clauses (i) through (xiii) by Oglethorpe under comparable provisions of the Facility Sublease, (xvi) the exercise by Oglethorpe of its rights pursuant to and in accordance with Section 11.1(e) and paragraphs (c),
(d), (g) or (i) of Section 11.2 of the Participation Agreement, (xvii) the exercise by RMLC of its rights pursuant to and in accordance with Sections 12.1(e) and 12.2(c) of the Participant Agreement, (xviii) the Head Lessor's carrying insurance pursuant to Section 16 of the Head Lease, and (xix) the entering into of (1) any supplement, modification, amendment, renewal, extension or consolidation to or of the Oglethorpe Mortgage and (2) any other mortgage, deed to secure debt, deed of trust, trust indenture or other security instrument in substitution or replacement for the Oglethorpe Mortgage; PROVIDED, however, that any of the foregoing shall, in all respects relevant to the federal tax position of the Owner Participant, be of substantially similar impact as would the Proposed Indenture.

               (d) The term "Tax Affiliate" shall mean any member of the "lessee group" of RMLC or Oglethorpe, as the case may be, as such term is defined in Rev. Proc. 7521, 1975-1 C.B. 715.

               (e) The term "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect on the Closing Date.

          Section 2. CERTAIN TAX ASSUMPTIONS. In entering into the transactions contemplated by the Operative Documents, the Owner Participant and the Facility Sublessee have made assumptions regarding the characterization of the transactions for federal, state and local income tax purposes (the below-listed assumptions being herein referred to as the "U.S. Tax Assumptions") including the following:

               (a) The Head Lease will be treated as a cur-rent sale of the Undivided Interest in the Facility by Oglethorpe to the Facility Lessor and the prepaid rent thereunder will be treated as proceeds of such sale;

               (b) The Facility Lease will be treated as a "true lease" for U.S. federal income tax purposes, and the Facility Lessor will be treated as the owner and the lessor of the Undivided Interest in the Facility and RMLC will be treated as the lessee thereof and the Facility Sublease will be treated as a "true lease" for U.S. federal income tax purposes, and the Facility Sublessor will be treated as the sublessor of the Undivided Interest and the Facility Sublessee will be treated as the Sublessee thereof;

               (c) The Owner Participant's marginal U.S. federal income tax rate is and will be 35 % and the state and local income tax rate applicable to the Owner Participant will be 1 % for an effective combined federal, state and local income tax rate of 35.65 % (the "Pricing Rate") in the taxable year ending December 31, 1996 and thereafter, and the Owner Participant will always have sufficient taxable income to utilize the Interest Deductions, Amortization Deductions and the Depreciation Deductions (each as defined below) and will always have sufficient state and local taxable income to benefit from the State Deductions (as defined below);

               (d) The obligations evidenced by the Loan will constitute indebtedness of the Facility Lessor, and the Owner Participant will be entitled to current deductions for interest paid or accrued on the Loan in accordance with the terms thereof (the "Interest Deductions");

               (e) The Owner Participant will have a taxable year that is the calendar year and will compute its taxable income resulting from its participant in the contemplated transactions of the Operative Documents under the accrual method of accounting;

               (f) For U.S. federal income tax purposes (i) the initial tax basis of the Facility Lessor in the Undivided Interest will be an amount equal to the Undivided Interest Cost and (ii) the owner participant will be entitled to deductions under 168(a) of the Code beginning in the taxable year of the Owner Participant in which the Closing Date occurs with respect to (x) 99.6142% of Undivided Interest Cost using the 150% declining balance method of depreciation, switching to the straight-line method of depreciation for the first taxable year of the Owner

Participant for which such method yields a Larger allowance, assuming a zero salvage value, computed on the basis of a 20-year recovery period within the meaning of Section 168(b) of the Code and using the half year convention and (y)
 .3858 % of Undivided Interest Cost using the 150% declining balance method of depreciation, switching to the straight-line method of depreciation for the first taxable year of the Owner Participant for which such method yields a larger allowance, assuming a zero salvage value, computed on the basis of a 15-year recovery period within the meaning of Section 168(b) of the Code using a the half year convention (the benefits described in clauses (i) and (ii) of this paragraph (f), the "Depreciation Deductions");

               (g) The Owner Participant will be entitled to amortize 50% of the Transaction Costs on a straight-line basis over the Basic Term;

               (h) The Owner Participant will be entitled to amortize 50% of the Transaction Costs on a straight-line basis over the term of the Loan (the "Loan Expenses"), (the benefits described in this Section 2(g) and (h) referred to as the "Amortization Deductions");

               (i) Neither the Facility Lease nor the Facility Sublease will be a "disqualified leaseback or long-term agreement" within the meaning of section 467(b)(4) of the Code and the Owner Participant will not accrue the Basic Rent by reference to section 467(b)(2) of the Code;

               (j) Basic Rent and all other gains, losses, income, deductions and credits under the Facility Lease and the Facility Sublease or the contemplated transactions of the Operative Documents will be treated as U.S. source pursuant to sections 861, ET SEQ. of the Code;

               (k) The Undivided Interest will be "placed in service" by the Facility Lessor on the Closing Date;

               (l) The Owner Trust created for the benefit of the Owner Participant will be treated as a grantor trust under sections 671 ET SEQ. of the code or otherwise disregarded, and the Owner Participant, as owner of the Trust Estate, will be entitled and required to take into account, in computing its taxable income, all items of income, gain, loss or deduction with respect to the Undivided Interest;

               (m) As a result of entering into the transactions contemplated by the Participation Agreement, the Owner Participant will not be required to include in gross income for federal, state and local income tax purposes, any amount other than (i) payments of Basic Rent in the amounts and at the times such payments are accrued pursuant to the terms of the Facility Lease, (ii) gain upon the receipt of Termination Value (or other amounts based on Termination Value) in the amount and at the time such payment is required to be made, (iii) gain upon the receipt of the Purchase Option Price at the time such payment is required to be made, (iv) payments made on an After-Tax Basis, (v) any other amounts to the extent such items of income result in an equal and offsetting deduction of the same character in the same taxable year as the inclusion (other than the Depreciation Deductions, Interest Deductions or Amortization Deductions) and (vi) amounts expressly identified as interest under the Operative Documents;

               (n) The Owner Participant will be required to include in its gross income for state and local income tax purposes for any taxable year during the Facility Lease Term, with respect to the Undivided Interest in the Facility or any portion or Component thereof or the contemplated transactions of the Operative Documents, amounts equal to such amounts as are required to be included in its gross income for U.S. federal income tax purposes;

               (o) For state and local income tax purposes, the Owner Participant will be entitled to depreciation, interest and amortization deductions at the same times and in the same amounts as the Owner Participant will be allowed the Depreciation Deductions, Interest Deductions and Amortization Deductions, respectively, for U.S. federal income tax purposes (the "State Deductions"); and

               (p) No portion of the Depreciation Deductions will be recaptured under Section 1245 or 1250 of the Code or otherwise disallowed during the Facility Lease Term or the Facility Sublease Term.

          If the Owner Participant shall suffer a Loss or there shall occur an adjustment pursuant to Section 3.4 of the Facility Lease or Facility Sublease, then the U.S. Tax Assumptions set forth above, without further act of the parties hereto, shall thereupon be and be deemed to be amended, if and to the extent appropriate at the time of such Loss or adjustment, to reflect such Loss or adjustment.

          Except as expressly set forth in this Agreement, the Facility Sublessee makes no covenant, representation or warranty and except as expressly set forth in Section 4 of this Agreement, provides no indemnity and shall have no liability with respect to the accuracy of any of the U.S. Tax Assumptions.

          Section 3. CERTAIN COVENANTS, REPRESENTATIONS AND WARRANTIES. For purposes of this Agreement only, the Facility Sublessee covenants, represents and warrants to the Owner Participant that:

               (a) All information supplied by or on behalf of Oglethorpe to the Appraiser and identified in an appendix to the Appraisal as relied upon by the Appraiser, or the Independent Engineer and attached hereto as relied upon by the Independent Engineer, as the case may be, was accurate and complete as of the date provided and as of the Closing Date and did not omit or fail to supply any other information available to Oglethorpe which, in light of the circumstances in which the supplied information was provided, reasonably could render such supplied information misleading in any material respect;

               (b) Neither Oglethorpe, RMLC nor any Affiliate or Tax Affiliate of the foregoing (any such party is referred to as an "Oglethorpe Person" and collectively shall be the "Oglethorpe Group") has taken or will take any position in any filing by it for federal, state or local income tax purposes or in connection with the examination of such filing, or in connection with the contest (administrative or judicial) of any adjustment with respect to federal, state or local income taxes or otherwise with respect to any action taken before any governmental or judicial authority that is inconsistent with the U.S. Tax Assumptions (unless consistent with a contrary

Final Determination with respect to the issue governing the U.S. Tax Assumption with respect to which the inconsistent position is taken);

               (c) On the Closing Date, there will not be any agreements, side letters or other arrangements not disclosed in writing (each Operative Document being deemed to have been so disclosed) to the Owner Participant prior to Closing between any member of the Oglethorpe Group and any Person pertaining to the exercise or non-exercise by the Facility Lessee or Oglethorpe of any Purchase Option, Return Option or a renewal of the Facility Lease under the Facility Lease or the Facility Sublease or the provision of financing to the Facility Lessee or Facility Sublessee, if the Purchase Option under the Facility Lease is exercised;

               (d) As of the Closing Date, (i) neither the organizational or governing documents or the rules, regulations or policies of any Oglethorpe Person (or any pending or proposed changes therein) nor, to the Facility Sublessee's knowledge, the laws, rules, regulations or policies of the State of Georgia or any other governmental or quasi-governmental entity or other authority thereof or therein (or any pending or proposed changes therein) or the accounting rules, policies or principles applicable to any Oglethorpe Person (or any pending or proposed changes therein) compels (or would compel if adopted in the form proposed or pending) the Facility Lessee or Facility Sublessee (or any Person in a position to control the decisions of the Facility Lessee or Facility Sublessee to cause the Facility Lessee or Facility Sublessee) to exercise the purchase option under Section 15.1 of the Facility Lease or Facility Sublease, as the case may be, rather than its other end of term option under Section 15 of the Facility Lease, or Facility Sublease, (ii) neither the terms of the Oglethorpe Mortgage or the RUS Loan Contract, or any documents or agreements between or among Oglethorpe or Georgia Power Company nor any requirement of FERC (or any pending or proposed changes therein) compels (or would compel if adopted in the form proposed or pending as of the Closing Date) the Facility Lessee or Facility Sublessee (or any Person in a position to control the decisions of the Facility Lessee or Facility Sublessee to cause the Facility Lessee or Facility Sublessee) to exercise the purchase option under Section 15.1 of the Facility Lease or Facility Sublease, rather than its other end of term option under
Section 15 of the Facility Lease or Facility Sublease.

               (e) As of the Closing Date, the Facility will not require any improvement, modification or addition (other than ancillary items of removable equipment of a kind that are customarily selected and furnished by purchasers and lessees of similar facilities) in order for the Undivided Interest in the Facility to be rendered complete for its intended use by any Oglethorpe Person;

               (f) After payment of the Undivided Interest Cost, each Oglethorpe Person will have been fully reimbursed for the cost of its investment in the Undivided Interest;

               (g) The Undivided Interest will have been placed in service by the Owner Participant no later than the Closing Date;

               (h) The Facility Lessor shall be entitled to allocate its depreciable basis in the Undivided Interest in accordance with the percentage of Undivided Interest Cost set forth in Section 2(f)(ii) of this Agreement (it being understood that this is not a representation as to the

"true-lease" status of the Facility Lease or the dollar amounts includible in the Facility Lessor's aggregate depreciable basis);

               (i) As of the Closing Date and at all times throughout the Facility Lease Term and the Facility Sublease Term, neither the Facility nor the Undivided Interest will be treated as (i) "tax-exempt use property" within the meaning of section 168(h) of the Code, or (ii) "tax-exempt bond financed property" within the meaning of section 168(g) of the Code;

               (j) On the Closing Date, no Facility Sublessee Person will have any present intention of making non-severable improvements to the Facility (as such term is defined in Revenue Procedure 79-48, 1979-2 C.B. 529) during the Facility Lease Term or the Facility Sublease Term, except as disclosed in writing to the Owner Participant and the Appraiser prior to the Closing Date;

               (k) No Facility Sublessee Person owns any controlling interest, directly or indirectly, in any Lender, and no such Lender owns any interest, directly or indirectly, in any Facility Sublessee Person;

               (l) No Oglethorpe Person will acquire (directly or indirectly) any interest in the Loan Certificates (other than as provided under Section 15.5 of the Facility Lease or Section 15.3 of the Facility Sublease);

               (m) As of the Closing Date, the Oglethorpe Mortgage and the RUS Loan Contract are the only agreements (oral or written) with respect to the financing of the Facility and the other transactions contemplated thereby and Oglethorpe has provided the Owner Participant with true and complete copies of the Oglethorpe Mortgage and the RUS Loan Contract;

               (n) As of the Closing Date, there are no documents, agreements (oral or written) or side letters that modify or alter any of the Operative Documents or the transactions thereby contemplated, other than the Oglethorpe Mortgage, the Resources Management Agreement and the Rocky Mountain Agreements, each as in effect on the Closing Date and Oglethorpe has provided the Owner Participant with a true and complete copy of each of such agreements;

               (o) As of the Closing Date and during the terms of the Facility Lease and the Facility Sublease, no Facility Sublessee Person has made or will make any loan to, or deposit or other investment or arrangement with, the Lender or any Affiliate thereof or any other Person that effects a shifting away from the Lender of the risk of loss or changes the effective rate of interest on the Loan, other than arrangements expressly set forth in the Operative Documents as in effect on the Closing Date;

               (p) Neither the Facility Sublessee nor any Facility Sublessee Person has entered into or during the Facility Lease Term or the Facility Sublease Term will enter into any agreement (oral or written) with the Lender or any Affiliate of the Lender or any other Person specifically relating to the Loan, the Qualifying Head Lease Surety Bond, the Loan Certificates, the Payment Undertaking Agreement, the Equity Funding Agreement or any collateral arrangements with respect to any payments due under the Loan Certificates or the Rent due under the Facility Lease or the Facility Sublease in each case other than the arrangements expressly set forth in the Operative Documents;

               (q) As of the Closing Date, (i) none of the Oglethorpe Mortgage Bonds has a maturity date that extends beyond the Basic Term and (ii) it is the intention of Oglethorpe to enter into an agreement to replace the Oglethorpe Mortgage which would allow Oglethorpe to remove the Undivided Interest from the lien of such agreement by pledging cash collateral in an amount equal to the then fair market value of the Undivided Interest; and

               (r) Oglethorpe and Georgia Power have effectively elected to be excluded from the provisions of Subchapter K of the Code with respect to the Facility pursuant to Section 761(a) of the Code and such election is in full force and effect as of the Closing Date.

          Section 4. INDEMNIFIED LOSSES. Oglethorpe will indemnify the Owner Participant in accordance with Section 5 below if any of the following events (each referred to as a "Loss") shall occur:

               (a) as a result of (i) any act or failure to act by a Facility Sublessee Person (other than (x) the execution or the delivery of the Operative Documents, (y) any act or failure to act expressly required by the Operative Documents, or taken at the express written request of the Owner Participant (other than any act or failure to act taken at the express written request of the Owner Participant that is required by the Operative Documents or any act or failure to act in connection with a Default or Event of Default under the Facility Lease or any Sublease Default or Sublease Event of Default), or (z) any Permitted Act), (ii) the breach, inaccuracy or incorrectness of any of Oglethorpe's covenants, representations or warranties contained in Section 3 of this Agreement, or the covenants, representations or warranties of Oglethorpe or RMLC in Sections 3.4(a), (b), (c), (d), (e), (h), (j), (k), (l), (m), (n), (o),
(s), (w), (x), (y), (z), (hh), (ii) and (jj), and 3.5(a), (b), (c), (d), (e) and
(h), respectively, of the Participation Agreement, and Sections 2.01(a) and (b) of the Rocky Mountain Ownership Agreement, (iii) any loss, damage, destruction, casualty, non-use, replacement, substitution, rebuild, theft, taking, confiscation, requisition, seizure or condemnation of all or any portion of or Component of the Undivided Interest or Facility, (iv) any warranty, damage, refund, insurance, indemnity or similar payments not retained by the Owner Participant or the Facility Lessor or (v) any foreclosure or pursuit of remedies (whether by the Owner Participant or otherwise) resulting from an Event of Default under the Facility Lease or a Sublease Event of Default, the Owner Participant shall either (x) suffer a delay in claiming, shall not have the right to claim or shall not claim (in each case, after receiving a written opinion of independent tax counsel selected by the Owner Participant and reasonably acceptable to the Facility Sublessee to the effect that there is no Reasonable Basis to make such claim), or shall lose, shall suffer a disallowance of or shall be required to recapture all or any portion of the Interest Deductions, Amortization Deductions or Depreciation Deductions, or (y) shall lose any ability to claim foreign tax credits (a "Foreign Tax Credit Loss"); or

               (b) as a result of (i) any repair, replacement, rebuild or substitution of, or any alteration, modification, addition or improvement to, the Facility or any portion or Component thereof, (ii) any warranty, damage, refund, insurance, indemnity or similar payments not retained by the Facility Lessor or Owner Participant, (iii) any loss, damage, destruction, casualty, non-use, replacement, substitution, theft, taking, confiscation, requisition, seizure or condemnation of all or any portion of or Component of the Undivided Interest or Facility, (iv) a change, adjustment or modification of the schedule of Basic Rent in connection with an Event of Default under the Facility Lease or a Sublease Event of Default, (v) the payment by the Facility Lessee of Basic Rent, Termination Value or Purchase Option Price prior to the date required under the Facility Lease (other than (x) any such payment attributable to the execution or delivery of the Operative Documents or
(y) any such payment expressly required by the Operative Documents or at the express written request of the Owner Participant), (vi) the Facility Lessee's taking of a deduction for Basic Rent with respect to a period that is inconsistent with the allocation of Basic Rent under the Facility Lease (unless consistent with a contrary Final Determination with respect to the issue governing the U.S. Tax Assumption with respect to which the inconsistent position is taken), (vii) the payment by the Facility Sublessee of Sublease Basic Rent prior to the date required under the Facility Sublease, (viii) the Facility Sublessee's taking of a deduction for Sublease Basic Rent with respect to a period that is inconsistent with the allocation of Sublease Basic Rent under the Facility Sublease (unless consistent with a contrary Final Determination with respect to the issue governing the U.S. Tax Assumption with respect to which the inconsistent position is taken), (ix) the payment of Supplemental Rent, Sublease Supplemental Rent or any other costs and expenses under the Operative documents, (x) any foreclosure or pursuit or remedies (whether by the Owner Participant or otherwise) resulting from an Event of Default under the Facility Lease or a Sublease Event of Default, (xi) the receipt of earnings on any investment of amounts held by the Facility Lessor or the Owner Participant as security for the obligations of the Facility Lessee or Facility Sublessee under or in accordance with the Operative Documents, (xii) any refinancing of the Loan Certificates, or (xiii) the inaccuracy of any tax representation set forth in Section 3 hereof, the Owner Participant shall be required for U.S. federal income tax purposes to include in its gross income an amount not described in Section 2(m)(i) through (vi) of this Agreement (an "Inclusion").

          Section 5. AMOUNT OF INDEMNIFICATION. The Facility Sublessee shall pay to the Owner Participant an indemnity with respect to any Loss pursuant to
Section 4 of this Agreement in the amount determined in accordance with this
Section 5.

               (a) In the case of any Loss pursuant to Section 4 of this Agreement, the Owner Participant shall give the Facility Sublessee notice of such Loss. Such notice will be accompanied by a written statement (the "Notice") setting forth in reasonable detail (i) the computation of the amount of such Loss and (ii) the computation of such amount or amounts that shall equal, on an After-Tax Basis, the aggregate additional federal, state and local income taxes (including any interest, penalties, fines or other additions thereto) payable or deemed to be payable by the Owner Participant from time to time as a result of such Loss (computed in accordance with Section 5(b) of this Agreement). Any such computation will take into account all deductions, credits or other tax benefits available to the Owner Participant as a result of such Loss and any payment due hereunder (computed in accordance with this Section 5 and Section 8 of this Agreement). The Facility Sublessee shall pay the Owner Participant such amount or amounts in accordance with Section 5(b) of this Agreement. If the Facility Sublessee shall disagree with such computation and so requests in a written notice delivered to the Owner Participant within 30 days following the Facility Sublessee's receipt of the Notice, such amount shall be reviewed and determined, within 15 days of receipt of such request by the Facility Sublessee, by an independent public accounting firm of national recognition selected by the Owner Participant and reasonably acceptable to the Facility Sublessee. The costs of such verification shall be borne by the Facility Sublessee, unless such verification shall result in an adjustment in the Facility Sublessee's favor of 5% or more of the payment as computed by the Owner Participant, in which case such costs shall be borne by the Owner Participant. The Owner Participant agrees to cooperate with such independent accounting firm and to supply it with all information reasonably necessary to permit it to accomplish such review and determination; PROVIDED, HOWEVER, that the Owner Participant shall not be required to supply the independent accounting firm with its U.S. federal tax returns or books. Such information shall be for the confidential use of such independent accounting firm and shall not be disclosed to the Facility Sublessee or any other Person. The Facility Sublessee and the Owner Participant agree that the sole responsibility of the independent public accounting firm shall be to verify the amount of a payment pursuant to this Agreement and that matters of interpretation of this Agreement or any other Operative Document are not within the scope of the independent accounting firm's responsibilities. The Facility Sublessee shall have no right to inspect the tax returns or books and records of the Owner Participant or any Affiliate thereof.

               (b) If any indemnity is due pursuant to Section 4, the Facility Sublessee may elect, at its option, to make such payment on an After-Tax Basis in accordance with Section 5(a) hereof in any of the following ways:

                   (i) The indemnity payment hereunder shall be a lump sum amount which, on an After-Tax Basis, shall be sufficient to preserve the Owner Participant's Net Economic Return as if such Loss had not occurred. The computation of such lump sum amount shall be made by the Owner Participant utilizing the methodology and assumptions, including the U.S. Tax Assumptions utilized by the Owner Participant in determining Rent and Termination Value, except as such assumptions shall be varied to take into account such Loss and any prior Loss in a manner consistent with the intent of the parties as expressed herein. The computation of such lump sum amount under this Section 5(b)(i) also shall take into account any past, current and anticipated interest, penalties and additions to tax payable by the Owner Participant as a result of such Loss and any federal income tax detriments and benefits reasonably expected to be by the Owner Participant by reason of the circumstances or adjustments giving rise to such Loss. Further, such lump sum amount shall be calculated assuming that at all times (A) the Owner Participant has sufficient federal, state and local taxable income to make full use of the tax benefits that are subject to such Loss (or result from the Loss or the events giving rise thereto) in the current year in which all of such tax benefits were assumed (or, in the case of tax benefits that result from the Loss or the events giving rise thereto, are reasonably anticipated) to be available, (B) the highest combined marginal statutory rate applicable to corporations for federal, state and local income tax purposes is the Pricing Rate (other than for purposes of calculating payments necessary to make the lump sum payment on an After-Tax Basis, which calculation shall be governed by the calculation of After-Tax Basis as provided in the Operative Documents and other than for purposes of calculating a lump sum amount in the case of a Foreign Tax Credit Loss or a Loss described in Section 4(b) above, in which case such calculation shall be made using the highest marginal U.S. federal rate applicable to corporations generally for the relevant period or periods and, in the case of a Loss described in Section 4(b), the highest state and local income tax rates applicable to corporations generally for the relevant period or periods, taking into account the deductibility of state and local taxes for U.S. federal income tax purposes), and (C) the Owner Participant shall be deemed to have state and local income tax consequences that mirror the Owner Participant's U.S. federal income tax consequences,

                   (ii) So long as no Payment Default, Bankruptcy Default or Event of Default under the Facility Lease, or a Sublease Payment Default, Sublease Bankruptcy Default or Sublease Event of Default has occurred and is continuing, and provided that the long term unsecured obligations of the Facility Sublessee are rated at least A- by Standard & Poor's and Baa1 by Moody's or better, the Facility Sublessee may elect to pay to the Owner Participant as an indemnity from time to time on an After-Tax Basis such amount or amounts as shall be equal to the aggregate additional federal, state and local income taxes payable or deemed payable by the Owner Participant as a result of such Loss and any interest, penalties or additions to tax actually imposed as a result of such Loss. Such computation shall be made assuming that at all times (A) the Owner Participant has sufficient federal, state and local taxable income to make full use of the tax benefits that are subject to such Loss (or result from the Loss or the events giving rise thereto) in the current year in which all of such tax benefits were assumed (or, in the case of tax benefits that result from the Loss or the events giving rise thereto, are reasonably anticipated) to be available, (B) the highest combined marginal statutory rate applicable to corporations for federal, state and local income tax purposes is the Pricing Rate (other than for purposes of calculating payments necessary to make such payment on an After-Tax Basis, which calculation shall be governed by the calculation of After-Tax Basis as provided in the Operative documents and other than for purposes of calculating an amount or amounts in the case of a Foreign Tax Credit Loss or a Loss described in Section 4(b) above, in which case such calculation shall be made using the highest marginal U.S. federal rate applicable to corporations generally for the relevant period or periods and, in the case of a Loss described in Section 4(b), the highest state and local income tax rates applicable to corporations generally for the relevant period or periods taking into account the deductibility of state and local taxes for U.S. federal income tax purposes), and (C) the Owner Participant shall be deemed to have state and local income tax consequences that mirror the Owner Participant's U.S. federal income tax consequences. Upon the occurrence of a Payment Default, Bankruptcy Default or Event of Default under the Facility Lease, or a Sublease Payment Default, Sublease Bankruptcy Default or Sublease Event of Default or of a termination of the Facility Lease or Facility Sublease prior to the expiration of the Facility Lease Term or Facility Sublease Term, as the case may be, or if the long term unsecured obligations of the Facility Sublessee are no longer rated at least A- by Standard & Poor's and Baa1 by Moody's, there shall thereupon be immediately due and payable by the Facility Sublessee to the Owner Participant a lump sum amount equal to the amount that, after taking into account all amounts theretofore paid with respect to such Loss pursuant to this clause (ii), preserves, on an After-Tax Basis, the Owner Participant's Net Economic Return; PROVIDED, HOWEVER, that if the schedules of Termination Value have been adjusted to include the lump sum amount contemplated by this sentence and if the Facility Sublessee is required to pay, and shall have paid in full, Termination Value for the Undivided Interest in the Facility, any portion or Component thereof or an amount determined by reference thereto, then no lump sum amount shall be due or payable pursuant to this sentence to the extent such amount already has been collected through the collection of such amount, it being the intent of the parties that the Owner Participant only be paid once for such Loss.

              (c) Any amount payable by the Facility Sublessee to the Owner Participant shall be paid within 30 days after the date of the Notice to the Facility Sublessee pursuant to Section 5(a) of this Agreement; PROVIDED that, except in the case of a lump sum payment, no payment will be required prior to the date the additional taxes indemnified hereunder are payable or deemed to be payable in accordance with the U.S. Tax Assumptions by the Owner Participant.

         Section 6. EXCLUSIONS. Consistent with the foregoing, the Facility Sublessee shall not have any liability for indemnification under this Agreement for any Loss if such Loss results from one or more of the following:

              (a) any voluntary sale, transfer or other disposition by the Facility Lessor or the Owner Participant or an Affiliate of either (each a "member of the Facility Lessor Group"), or any involuntary sale, transfer or other disposition resulting from any bankruptcy of a member of the Facility Lessor Group or the foreclosure by a creditor of a member of the Facility Lessor Group, of any interest in or arising under the Operative documents, of the Undivided Interest or of any interest therein (it being understood that any substitution, rebuild, replacement or removal or modification, alteration, improvement or addition of or to the Facility by the Facility Sublessee or any other Facility Sublessee Person shall not be treated as a voluntary action of the Facility Lessor Group or any Affiliate of any of the foregoing) or of any interest in the Owner Participant, the Facility Lessor or any Affiliate of the Owner Participant (unless, in each case, such sale, transfer or other disposition is in connection with a Payment Default, Bankruptcy Default or Event of Default under the Facility Lease, or a Sublease Payment Default, Sublease Bankruptcy Default or Sublease Event of Default that shall theretofore have occurred and be continuing);

              (b) any Event of Loss with respect to the Facility or any other event whereby Oglethorpe is required to pay, and shall have paid in full, Termination Value and any other amounts owing under the Operative Documents (except to the extent that the calculation of Termination Value does not properly take into account the timing of such event);

              (c) solely due to the failure of a member of the Facility Lessor Group to have sufficient taxable income to benefit from any of the tax benefits described in Section 2 of this Agreement, (it being agreed that this exclusion shall not affect the calculation of the amount of any indemnity pursuant to
Section 5 of this Agreement or the amount necessary to pay indemnities on an After-Tax Basis);

              (d) any amendment to or change in the Code, any Treasury Regulations, administrative pronouncements, executive order or judicial decision that is enacted or adopted after the Closing Date (except that this exclusion shall not apply to (i) a Loss resulting from any merger or consolidation of any Facility Sublessee Person or any assignment by any Facility Sublessee Person of its interest in the Facility or any Facility Sublessee Person or from any voluntary modification, improvement, substitution, rebuild, sublease, addition, alteration or replacement of or with respect to the Facility or any portion or Component thereof or interest therein, (h) any Loss described in Section 4(b),
(iii) the calculation of amounts payable on an

After-Tax Basis, or (iv) a loss resulting from a breach of the representation described in Section 3(i));

              (e) the failure of (i) the Head Lease to be treated as a sale or the prepaid rent thereunder to be treated as proceeds of a sale of the Undivided Interest, (ii) the Facility Lease to be treated as "true-lease", or (iii) the Facility Lessor to be considered the borrower under the Loan, or be treated as the owner of the Undivided Interest for U.S. federal income tax purposes, unless the Loss arising from any such failure is a result of any event described in
Section 4(a) of this Agreement;

              (f) any fraud, willful misconduct or gross negligence of a member of the Facility Lessor Group;

              (g) the failure of a member of the Facility Lessor Group to timely file any tax return in accordance with the appropriate filing procedures unless (i) caused by a failure of the Facility Lessee or Facility Sublessee to timely take any action or to timely provide the Owner Participant with any information or document that the Facility Lessee or Facility Sublessee is required to take or provide, as the case may be, pursuant to any Operative Document, (ii) based on an opinion of independent tax counsel selected by the Owner Participant, to the effect that there is no Reasonable Basis to file such return or (iii) the filing of such a return would be inconsistent with a Final Determination of a contest under Section 7 of this Agreement (unless the Facility Sublessee has provided the Owner Participant with an opinion of independent tax counsel selected by the Owner Participant and reasonably acceptable to the Facility Sublessee, to the effect that based on a change in law after such Final Determination it is more likely than not that the Owner Participant will prevail in such contest);

              (h) the failure by the appropriate member of the Facility Lessor Group to timely contest a tax claim made by the Internal Revenue Service (the "IRS") in accordance with, and to the extent required by, Section 7 of this Agreement, if such contest is effectively precluded by such failure;

              (i) any member of the Facility Lessor Group being or becoming for U.S. federal income tax purposes a charitable organization, a tax-exempt entity within the meaning of Section 168(h) of the Code, an agency or instrumentality of the United States, a state or political subdivision thereof or an international organization or the special status of a member of the Facility Lessor Group which status causes such member to be subject to the provisions of Sections 55, 56, 57, 58, 59, 168(f)(2), 465, 469, 501, 542, 552,
851, 856 or 1361 of the Code;

              (j) the application of Sections 59A, 168(d)(3), 291 or 467 of the Code except, (i) in the case of Section 467, as a result of (A) a debt or rent restructuring in connection with an Event of Default under the Facility Lease or a Sublease Event of Default, (B) a violation of the covenant in Section 3(b) or (C) the incorrectness of the representation set forth in Section 3(g) and (ii) in the case of Section 168(d)(3), as a result of a breach of the representation set forth in Section 3(a) or 3(g);

              (k) the application of Sections 861 and 862 of the Code except if caused by any of the events described in Section 4(a);

              (l) a change in the Owner Participant's taxable year from the calendar year to a fiscal year or the Owner Participant having a short taxable year for U.S. federal income tax purposes;

              (m) the inclusion in income by the Owner Participant upon termination of the Facility Lease of amounts attributable to improvements, modifications or additions to the Facility;

              (n) the failure of the Owner Participant to have an initial basis in the Undivided Interest equal to the Undivided Interest cost (except as a result of an event described in Section 4(a) of this Agreement);

              (o) an amendment, supplement, modification or waiver (the "Amendment") to any Operative document to which any member of the Facility Lessor Group is a party and to which Oglethorpe is not a party which Amendment is not requested by or consented to by Oglethorpe in writing (other than any Amendment, (i) that may be necessary or appropriate to, and is in conformity with, any Amendment to any Operative Document requested by or consented to by Oglethorpe in writing, (ii) that is required by the terms of the Operative Documents or by Applicable Law or (iii) if at the time of such Amendment an Event of Default under the Facility Lease or a Sublease Event of Default shall have occurred and be continuing);

              (p) penalties or additions to tax under Sections 6662 or 6663 of the Code or relating to estimated tax, in either case, to the extent resulting from or measured by matters unrelated to the transaction contemplated by the Operative Documents;

              (q) a determination that (i) the Facility Lessor is not holding the Undivided Interest in the ordinary course of a trade or business, or (ii) the Owner Participant did not enter into the transaction contemplated by the Operative Documents for profit under the Code, unless such determination is a result of an event described in Section 4(a) of this Agreement;

              (r) the failure of the Facility Lessor to be treated as a pass-through entity or otherwise be disregarded for U.S. federal income tax purposes; and

              (s) based on facts existing as of the Closing Date, the failure of the Loan to qualify as "qualified non-recourse indebtedness" within the meaning of Section 1.861-10T of the Treasury Regulations.

         Section 7.  CONTESTS.

              (a) In the event a claim shall be made by the IRS in writing that, if successful, would result in a Loss for which the Facility Sublessee could be required to indemnify the Owner Participant, the Owner Participant hereby agrees promptly to notify the Facility Sublessee in writing of such claim and (except as otherwise provided below) agrees to contest such claim (or cause the Facility Lessor to contest such claim) (including, without limitation, the appeal of any judicial determination in respect of such claim); PROVIDED, HOWEVER, that:

                   (i) within 30 days after notice of such claim by the Owner Participant to the Facility Sublessee, the Facility Sublessee shall deliver in writing a request that such claim be contested;

                   (ii) Oglethorpe shall, at the commencement of the contest and before each level of judicial proceedings, have delivered to the Owner Participant, at the Facility Sublessee's sole expense, a written opinion of independent tax counsel selected by the Owner Participant and reasonably satisfactory to Oglethorpe to the effect that there is a Reasonable Basis for contesting such action, or proposed action, by the IRS (or in the case of an appeal of an adverse judicial decision, the Facility Sublessee shall have furnished the Owner Participant with an opinion from such independent tax counsel, at Facility Sublessee's sole expense, to the effect that it is more likely than not that such determination will be reversed or substantially modified upon appeal in a manner favorable to the Owner Participant);

                   (iii) the anticipated amount of indemnification payments that would be payable with respect to all claims raised in the same audit (together with the amount of all similar and logically related claims that have been or could be raised in any other current or potential future audit of the Owner Participant with respect to the Undivided Interest) equals or exceeds $100,000 (or $250,000 in the case of an appeal of a judicial decision) in the aggregate;

                   (iv) the Facility Sublessee shall have agreed in writing to pay (and shall pay on demand) to the Owner Participant all reasonable costs and expenses that the Owner Participant shall incur in connection with contesting such claim, including attorneys', accountants' and other professional fees and disbursements;

                   (v) the Owner Participant may, at its sole option, either pay the tax claimed and sue for a refund or contest the claim in any permissible forum considering, however, in good faith such requests as the Facility Sublessee and its counsel shall make concerning the most appropriate forum in which to proceed and other related matters;

                   (vi) if the Owner Participant shall choose to pay the tax claimed and sue for a refund, the Facility Sublessee shall advance to the Owner Participant on an interest-free basis and with no additional net after-tax cost to the Owner Participant sufficient funds to pay the tax and interest, penalties and additions to tax payable with respect thereto (to the extent such amount is indemnified against pursuant to Section 4 of this Agreement);

                   (vii) no Payment Default, Bankruptcy Default or Event of Default under the Facility Lease, or Sublease Payment Default, Sublease Bankruptcy Default or Sublease Event of Default shall have occurred and be continuing;

                   (viii) the Facility Sublessee shall acknowledge in writing its liability to indemnify the Owner Participant under this Agreement in respect of such claim if the contest is not successful; PROVIDED that such acknowledgment of liability will not be binding if the contest is resolved by the final decision of a court of competent jurisdiction on a clearly articulated basis which establishes that the Facility Sublessee would not be responsible to indemnify the Owner Participant under Section 4 of this Agreement in the absence of such acknowledgment; and

                   (ix) the Owner Participant shall not be required to pursue any contest to the United States Supreme Court.


              (b) The Owner Participant shall not settle any such claim described in this Section 7(a) without the Facility Sublessee's consent; provided that the Owner Participant shall not be required to contest any proposed adjustment and may settle any such proposed adjustment if the Owner Participant shall waive its right to indemnity under this Agreement with respect to such adjustment and shall pay to the Facility Sublessee any amount previously paid or advanced by the Facility pursuant to this Agreement with respect to such adjustment or the contest of such adjustment (other than amounts paid or advanced pursuant to this Section 7(a)(iv)).

              (c) The Owner Participant (i) shall not make payment of any claim for at least 30 days after the giving of written notice of such claim to the Facility Sublessee if such forbearance is permitted by law and shall inform the Facility Sublessee in reasonable detail of the nature and extent of and purported basis (to the extent of the Owner Participant's knowledge thereof) for such claim, (ii) shall consult with and consider in good faith the Facility Sublessee's suggestions regarding the conduct of such contest (but the manner in which such contest is conducted shall be determined in all respects by the Owner Participant in its sole discretion) and shall keep the Facility Sublessee reasonably informed as to the progress of such contest, and (iii) shall at the request of the Facility Sublessee permit the Facility Sublessee and its counsel to review and make suggestions on all submissions to the IRS and any court to the extent such submissions relate to the Loss (it being understood that the Facility Sublessee shall not be permitted to review any portions of such submissions that relate to issues unrelated to the transactions contemplated by the Operative Documents). The Facility Sublessee and its counsel shall maintain confidentiality with respect to all such information.

              (d) If the Facility Sublessee shall have requested the Owner Participant to contest such claim as above provided and shall have duly complied with all the terms of this Section 7, the Facility Sublessee's liability for indemnification under Section 5 of this Agreement shall, at the Facility Sublessee's election, be deferred until a Final Determination of the liability of the Owner Participant. At such time, the Facility Sublessee shall become obligated for the payment of any indemnification hereunder not theretofore paid resulting from the outcome of such contest, and the Owner Participant shall become obligated to repay to the Facility Sublessee the amount of any interest-free advance made pursuant to this Section 7(a)(vi) together with any interest received by or credited to the Owner Participant that is attributable to such advance. Such obligations of the Owner Participant and the Facility Sublessee will first be set off against each other, and any difference owing by any party shall be paid within 30 days after such Final Determination.

              (e) The Owner Participant shall also not be required to contest any proposed adjustment if the subject matter thereof shall be of a continuing nature and there shall have been a Final Determination with respect thereto, unless with respect to any Loss that the Facility Sublessee has elected to pay and is paying under Section 5(b)(ii) of this Agreement there shall have been a change in the law (including, without limitation, amendments to statues or Regulations, administrative rulings and court decisions), and the facility Sublessee shall have provided the Owner Participant, at the Facility Sublessee's sole cost, with an opinion of independent tax counsel selected by the Owner Participant and reasonably satisfactory to the Facility Sublessee, to the effect that as a result of such change in law the prior authorities are no longer determinative as to the outcome of a future contest and that it is more likely than not that the Owner Participant will prevail in such cost.

         Section 8.  TAX SAVINGS.

              (a) In the event the Facility Sublessee makes an indemnity payment with respect to a Loss, if the Owner Participant, as the result of such Loss, realizes with respect to such year or any subsequent year U.S. federal income tax savings (and in the case of an Inclusion, any state and local income tax savings) attributable to such Loss or events giving rise thereto (such savings to be determined by reference to the timing and amount of income and deductions as set forth in the U.S. Tax Assumptions in effect immediately prior to the occurrence of such Loss as compared with the U.S. Tax Assumptions as adjusted to reflect the Loss) and such tax savings were not taken into account in calculating any indemnity hereunder, and provided that no Payment Default, Bankruptcy Default or Event of Default under the Facility Lease, or Sublease Payment Default, Sublease Bankruptcy Default or Sublease Event of Default shall have occurred and be continuing, the Owner Participant shall pay to the Facility Sublessee an amount equal to the sum of (i) such U.S. federal income tax savings, (ii) in the case of an Inclusion, the amount of any state and local income tax savings and (iii) any net tax benefit by the Owner Participant from the payment contemplated by the preceding clauses (i) and (ii); PROVIDED, HOWEVER, that such sum shall not be payable before such time as the Facility Sublessee shall have made all payments then due and owing to the Owner Participant pursuant to the Operative Documents including this Agreement; and PROVIDED, further, that the amount payable by the Owner Participant to the Facility Sublessee pursuant to clauses (i) and (ii) of this Section 8(a) shall not exceed the excess of the amount of all prior payments made to the Owner Participant by the Facility Sublessee pursuant to Section 4 hereof with respect to the Loss that gave rise to such tax savings over the amounts previously paid by the Owner Participant to the Facility Sublessee pursuant to clauses (i) and
(ii) of this Section 8(a) with respect to such Loss, calculated for this purpose as if all indemnity payments made pursuant to Section 4 had been made without being grossed up to compensate the Owner Participant on an After-Tax Basis; and PROVIDED FURTHER, HOWEVER, that any such excess shall be carried forward and shall offset, to the extent thereof, any future liability of the Facility Sublessee under Section 4. The loss, recapture, disallowance or reduction of any tax savings subsequent to the year of realization by the Owner Participant shall be treated as a Loss that is indemnifiable pursuant to the provisions of this Agreement, without regard to the exclusions set forth in Section 6.

              (b)  Any payment due to the Facility Sublessee pursuant to this
Section 8 shall be paid promptly and in any event within 30 days after the Owner Participant shall realize the tax savings or would have the tax savings if the Owner Participant were at all times subject to U.S. federal income tax, and able to utilize deductions and losses for U.S. federal income tax purposes. The tax rate used to calculate any tax savings hereunder shall be the same rate used to calculate the indemnities payable by the Facility Sublessee under Section 5(a)(ii) of this Agreement with respect to which the tax savings relate.

         Section 9. RECOMPUTATION OF TERMINATION VALUES. If any amount is required to be paid hereunder by the Facility Sublessee to the Owner Participant and shall actually be so paid, if and to the extent appropriate, Termination Values shall be recomputed so as to preserve the Owner Participant's Net Economic Return. If an event giving rise to the payment of an amount determined by reference to a schedule of Termination Values shall occur and the date as of which the Owner Participant shall be affected for tax purposes or the date of the payments of the applicable value shall be different than the date taken into account in computing such schedule, such values shall be appropriately adjusted based otherwise on the same assumptions previously used by the Owner Participant in calculating such schedule.

         Section 10. AFFILIATED GROUP. For purposes of this Agreement, the term "Owner Participant" shall include any affiliated group of corporations (and any member thereof) of which the Owner Participant is or shall become a member, if consolidated returns are or shall be filed for such affiliated group for U.S. federal income tax purposes.

         Section 11. RECORDS. The Facility Sublessee will keep or cause to be maintained such written information and records with respect to the Facility ("Records") as were provided to the Appraiser and Records comparable to information and records as are regularly maintained by the Facility Sublessee in the ordinary course of its business with respect to property owned by the Facility Sublessee and similar to the Facility and will make available for inspection and copying during normal business hours at its principal place of business such records as the Owner Participant shall reasonably request upon written notice in order to enable the Owner Participant to fulfill its federal, state and local return filing obligations or audit requirements and to participate effectively in a tax contest. The Facility Sublessee shall, upon the reasonable request of the Owner Participant, provide or cause to be provided to the Owner Participant a copy of such records which shall be certified to be a true copy by an affidavit attached thereto and executed by an officer of the party providing such records.

         Section 12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         Section 13. NOTICES. All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof shall be given in the manner described in Section 18.4 of the Participation Agreement.

         Section 14. DURATION. The obligations and liabilities of the Owner Participant, the Facility Sublessee, and any sub-sublessee, assignee, or successor arising under this Agreement shall continue in full force and effect, notwithstanding the expiration or early termination of the Facility Sublease, until all such obligations have been met and such liabilities have been paid in full, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         Section 15. INTEREST. Interest at the Overdue Rate shall be payable on any amount not paid when due hereunder until such amount shall be paid.

         Section 16. NO-SET-OFF. No payment required to be made by the Facility Sublessee or the Owner Participant pursuant to this Agreement shall be subject to any right to set-off, counterclaims, defense, abatement, suspension, deferment or reduction for any reason whatsoever other than as expressly provided herein, and neither the Facility Sublessee nor the Owner Participant shall have any right to terminate this Agreement, or to be released, relived or discharged from any obligation or liability under this Agreement for any reason whatsoever other than as expressly provided herein.

         Section 17. SUCCESSORS AND ASSIGNS. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Owner Participant and its successors and assigns as permitted pursuant to the Operative Documents.

         Section 18. MISCELLANEOUS. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one Agreement. Any provision of this Agreement which is prohibited and unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. The headings of the various Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

         Section 19. MANNER OF PAYMENTS. All payments shall be paid by Oglethorpe or the Owner Participant in lawful currency of the United States of America in immediately available funds to the recipient not later than 11: 00 a.m. (New York City time) on the date due. All payments to the Indemnitee shall be paid by Oglethorpe to the Indemnitee at its account at Citibank N.A., 399 Park Avenue, New York, NY 10043 (ABA Account No. 021-000-089) Credit - (Account No. 3024-1278), or to such other place as the Indemnitee shall notify Oglethorpe in writing.

         IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered by the respective officers thereto duly authorized.


                             OGLETHORPE POWER CORPORATION
                             (AN ELECTRIC MEMBERSHIP GENERATION
                             & TRANSMISSION CORPORATION)


                             By: /S/ T.D. KILGORE
                                 ----------------------------------------------
                             Name: T.D. KILGORE
                                   --------------------------------------------
                             Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                    -------------------------------------------



                             OWNER PARTICIPANT


                             By: /s/ Steven P. Seagriff
                                 ----------------------------------------------
                             Name:   Steven P. Seagriff
                                   --------------------------------------------
                             Title:  Vice President Leasing
                                    -------------------------------------------

                             SCHEDULE TO EXHIBIT 10.32.17

                            TAX INDEMNIFICATION AGREEMENT (P1)

    The following table indicates for each transaction the name of the corresponding Owner Participant:

AGREEMENT      DATE                     OWNER PARTICIPANT
-------------  -----------------------  ---------------------------------------
P1            December 30, 1996        Philip Morris Capital Corporation

P2            January 3, 1997          Philip Morris Capital Corporation

F3            December 30, 1996        First Chicago Leasing Corporation

F4            December 30, 1996        First Chicago Leasing Corporation

N5            December 30, 1996        NationsBanc Leasing & R.E. Corporation

N6            January 3, 1997          NationsBanc Leasing & R.E. Corporation


    The Attachment to the Tax Indemnification Agreement is not filed herewith; however, the registrant hereby agrees that such Attachment will be provided to the Commission upon request.